Exhibit 10.9

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of December 1, 2014, by and among Lifeloc Technologies, Inc., a Colorado corporation (hereinafter referred to as "Buyer"), Superior Training Solutions, Inc., a Texas corporation (hereinafter referred to as "Seller"), and Gary Glisan and J. Mac Allen (each a "Selling Stockholder" and together the "Selling Stockholders").

WHEREAS, Seller is engaged in the business of writing, designing, and offering education and training courses for sale (the "Business"),

WHEREAS, the Selling Stockholders hold 100% of the equity interest in Seller, and as such will indirectly receive substantially all of the consideration to be paid in connection with the sale of the Business, and

WHEREAS, subject to the terms and conditions of this Agreement set forth below, Seller agrees to sell, and Buyer agrees to purchase, all of the assets related to the Business and to assume no liabilities related to the Business other than the Assumed Liabilities (as defined below).

NOW, THEREFORE, based upon the mutual covenants and premises set forth in the Agreement, the parties agree as follows:

ARTICLE I
 PURCHASE AND SALE OF ASSETS
1.1            Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Buyer agrees to purchase, and Seller agrees to sell, all of the Seller's right, title and interest in the assets of the Seller set forth on Schedule 1.1 hereto (the "Purchased Assets"), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance ("Encumbrance").

1.2            No Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, other than those liabilities described on Schedule 1.2 hereto (the "Assumed Liabilities").

1.3            Purchase Price.

(a)            The aggregate purchase price for the Purchased Assets shall be as follows (the "Purchase Price"):

(i)	A cash payment of Three Hundred Thousand Dollars ($300,000.00) payable in cash by Buyer to Seller, by wire transfer, certified funds or in such other manner reasonably acceptable to Seller; and
(ii)
15,000 duly authorized, validly issued, fully paid and non-assessable shares of Buyer's common stock, no par value (the "Shares"), which will be valued for tax and accounting purposes at the average closing price quoted on Yahoo! Finance (http://finance.yahoo.com) for the ten trading days preceding the Closing, to be issued to the persons and in the proportions set forth on Schedule 1.3(a)(ii) hereto.

(b)            The Buyer shall pay the Purchase Price to Seller at the Closing (as defined herein) in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.3 hereto.

1.4            Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Schedule 1.4 hereto. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.
ARTICLE II
 CLOSING

2.1            Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "Closing Date") at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado 80202. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

2.2            Closing Deliverables.

(a)            At the Closing, Seller shall deliver to Buyer the following:

(i)            a bill of sale in form and substance satisfactory to Buyer (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)          an assignment in form and substance satisfactory to Buyer (the "Intellectual Property Assignments") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Purchased IP (as defined herein) to Buyer;

(iii)         tax clearance certificates from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by Seller in those jurisdictions;

(iv)        a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(v)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(vi)        a consulting agreement duly executed by J. Mac Allen, in form and substance reasonably satisfactory to Buyer; and

(vii)       a representation letter executed by Ken Will, AdMed Consulting Inc., in form and substance reasonably satisfactory to Buyer.

(b)            At the Closing, Buyer shall deliver to Seller the following:

(i)            the Purchase Price; and

(ii)          a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLING STOCKHOLDERS
The Seller and the Selling Stockholders represent and warrant to the Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of the Selling Stockholders, after due inquiry.

3.1            Organization and Authority of Seller; Enforceability. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  The Seller is not required by the nature of its assets or business to qualify as a foreign corporation in any other jurisdiction, except as noted on Schedule 3.1 attached hereto.  The Seller has full power to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and to own all of its properties and to carry on its business as it is now being conducted.  The Seller has no subsidiaries and no direct or indirect ownership interest in any corporation, partnership, joint venture, limited liability company, limited liability partnership, associations or other entity.  The Selling Stockholders are the sole shareholders of the Seller, and there are no securities of the Seller outstanding, including any outstanding subscriptions, options, warrants, convertible securities or other agreements or commitments obligating the Seller to issue or to transfer from treasury any additional shares of the Seller other than the shares owned by the Selling Stockholders. The execution, delivery and performance by the Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

3.2            No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions provided for herein, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of the Seller; (b) violate any agreement or commitment made by Seller, or any requirement binding on Seller, including, without limitation, any lease, contract, loan agreement, promissory note, franchise agreement, court order, judgment, regulatory ruling, or arbitration award; or (c) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by the Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.3            Tax Matters.

(a)          Form 1120S, U.S. Income Tax Return for an S corporation, for the years 2010, 2011, 2012 and 2013 attached hereto as Schedule 3.3 (the "Tax Returns") accurately present the sales and operating expenses of the Seller as of the respective dates thereof.  All of the Tax Returns have been prepared in a manner consistent with that of preceding years.  The Tax Returns have been prepared by the Seller's accountants, and to the best knowledge and belief of the Seller, are not misleading in any material respect.

(b)         Since the date of the most recent Tax Return, there has not been and there will not be through the date of Closing any change in the business, results of operations, assets, financial condition or manner of conducting the business of Seller, which has or may be reasonably expected to have a material adverse effect on such business, results of operations, assets, or financial condition; any damage, destruction, or loss (whether or not covered by insurance) which has or may reasonably be expected to have a material adverse effect upon any of the Assets or the business or operations of Seller; and advance collection of accounts receivable or any other collection of accounts receivable other than in the ordinary course of business and consistent with past practices; any loss by Seller of any customers, clients or suppliers; any transaction or action by Seller outside of the ordinary course of business or any other action that would materially adversely affect the Assets or the Business; any entering into, amendment, or termination by Seller of any material contract, franchise, permit, license or other agreement; or any indebtedness incurred by Seller to borrow money, any commitment to borrow money, or any guarantee by Seller of any third party obligations, or the imposition of any lien on Seller's assets or the grant of any encumbrances by Seller.

(c)           Seller has timely and correctly prepared and filed all required tax returns, including federal and state income tax returns and sales tax returns, and has paid all taxes due pursuant to such tax returns as well as all other taxes including real and personal property taxes for which Seller is liable.  Seller has not filed for and is not now subject to any extension of time with respect to the filing of any tax return.  Seller is not aware of any actual or threatened tax audit against Seller.  Seller has paid all payroll taxes as and when due, maintains all required payroll trust accounts, and has timely paid all employee and employer withholding taxes into such trust accounts.

3.4            Title to Purchased Assets. The Seller owns and has good and marketable title to all of the Purchased Assets, free and clear of Encumbrances.  All of the Purchased Assets are in good and working condition and are adequate for the uses to which they are being put, and none of such Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Seller owns all assets, including intangible assets, which are necessary for the continued operation of the Seller's business as presently conducted.

3.5            Intellectual Property.

(a)            "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)            Schedule 3.5(b) lists all software (the "Purchased Software") and other Intellectual Property included in the Purchased Assets (together with the Purchased Software, the "Purchased IP"). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Schedule 3.5(b), (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller's ownership thereof. For all such registered Intellectual Property, Schedule 3.5(b) lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(c)            To the best of its knowledge and belief, Seller's prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

3.6            Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

3.7            Investment Purpose.   Seller is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer and the Selling Stockholders acknowledge that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.8            Legal Proceedings. Except as set forth on Schedule 3.7, there are no private or governmental proceedings pending, or to the best knowledge of Seller threatened, against Seller, including without limitation any investigation, audit, lawsuit, threatened lawsuit, arbitration, workers' compensation claims, civil rights claims, or other legal proceedings of any nature whatsoever. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.

3.9            Environmental Matters. Seller does not lease, own, or operate a facility on, and has not leased, owned, or operated a facility on, any land or real property subject to any environmental contamination, violation or requirement for clean up or any other environmental remediation.

3.10             Customers.  Seller does not have any information or reason to believe that any of its customers or suppliers will cease to do business with Buyer after the Closing, or will alter their present volume of business.  There are no disagreements or controversies pending, or to the best knowledge of Seller, threatened with any customer or supplier of Seller, nor has any such customer or supplier made any claims or complaints regarding the services, courses, or products provided by Seller.  All suppliers have been timely paid by Seller.  There are no special relationships (personal or otherwise, such as payment in kind arrangements) between Seller and any customer or supplier of Seller that would affect or interfere with the ability of Buyer to continue the customer or supplier relationship on an ongoing basis.  Seller has no ownership or other pecuniary interest in any competitor, customer or supplier of Seller.  There are no sole-source suppliers of significant products or services to Seller, with respect to which practical alternative sources of supply are not readily available on comparable terms and conditions.  Except for certain distributors set forth on Schedule 3.10, Seller does not use any manufacturer's, sales, or independent representatives.  As used herein, customer shall include all clients of Seller, including all dealers, distributors, and other Buyers of Seller's products.  It is expressly understood that notwithstanding any other provisions in this Agreement, there is no guaranty by the Seller that any of its customers or suppliers will continue in a relationship with the Buyer.

3.11            Brokers. Seller has not incurred any obligation for the payment of any brokerage commission, finder's fee, or any other obligation relating to this Agreement or the consummation of the transactions provide for herein, except as set forth on Schedule 3.11.

3.12            Full Disclosure. This Agreement and the agreements and instruments attached hereto and to be delivered at the time of Closing do not contain any untrue statement of a material fact by Seller.  This Agreement and such related agreements and instruments do not omit to state any material fact necessary in order to made the statements made herein or therein by Seller, in light of the circumstances under which they are made, not misleading.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF BUYER
4.1            Organization and Authority of Buyer. Buyer is a "C" corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer has the authority, pursuant to its articles of incorporation and bylaws, and pursuant to such additional action as is necessary by its officers, directors and shareholders, to execute this Agreement and to consummate the transactions provided for herein. The execution and delivery of this Agreement, and the consummation of the transactions provided for herein, will not violate any agreement or commitment made by Buyer, or any requirement binding on Buyer, including, without limitation, any lease, contract, loan agreement, promissory note, franchise agreement, court order, judgment, regulatory ruling, or any arbitration award.

4.2            Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.3            Brokers. Buyer has not incurred any obligation for the payment of any brokerage commission, finder's fee, or any other similar obligation relating to this Agreement or the consummation of the transactions provided for herein.

ARTICLE V
 COVENANTS
5.1            Non-competition; Non-solicitation. Seller and each Selling Stockholder (each a "Restricted Party") each hereby agree, severally and not jointly, as follows:

(a)            For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), such Restricted Party shall not and shall not permit any of its Affiliates (as defined below) to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the United States (the "Territory"); (ii) have an interest in any person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Buyer and customers or suppliers of the Buyer. Notwithstanding the foregoing, such Restricted Party may own, directly or indirectly, solely as an investment, securities of any business entity traded on any national securities exchange if such party is not a controlling person of, or a member of a group which controls, such business entity and does not, directly or indirectly, own 5% or more of any class of securities of such business entity.  Further notwithstanding the foregoing, the consulting agreement with the Seller shall not be deemed to be a violation of this covenant, whether or not the services are performed for the Buyer or any legal successor to Buyer.

(b)            During the Restricted Period, such Restricted Party shall not, and shall not permit any of its Affiliates (as defined below) to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Buyer or potential clients or customers of the Buyer for purposes of diverting their business or services from the Buyer.

(c)            Such Restricted Party acknowledges that a breach or threatened breach of this Section 5.1 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Restricted Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)            Such Restricted Party acknowledges that the restrictions contained in this Section 5.1 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.1 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 5.1 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)            For purposes of this Section 5.1, "Affiliate," as it pertains to a Restricted Person, shall mean any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Restricted Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the term "Affiliate" shall not include customers or distributors of the Business that are not controlled by Seller or the Selling Stockholders.

5.2            Seller's Post-Closing Covenants. From and after the time of Closing, Seller and each Selling Stockholder, severally and not jointly, agree as follows:

(a)            Seller shall pay, and the Selling Stockholders shall cause Seller to pay, all of Seller's liabilities (other than the Assumed Liabilities) as and when due, including without limitation any liabilities to trade creditors not assumed by Buyer.

(b)            Seller shall pay, and the Selling Stockholders shall cause Seller to pay, all sales, use and income taxes which result of consummating the transaction set forth in this Agreement, if any, as and when due.  Neither Seller nor the Selling Stockholders shall permit any governmental lien to attach to the Purchased Assets, and Seller shall satisfy, and the Selling Stockholders shall cause Seller to satisfy, or otherwise discharge any lien which does attach to the Purchased Assets, as a result of consummating the transaction set forth in this Agreement.

(c)            Within ten (10) days after Closing, Seller and the Selling Stockholders will calculate the aggregate amount of financial credits owed by Seller to its distributors in connection with shopping cart orders received directly by Seller, and will make a cash payment to Buyer in the aggregate amount of such financial credits.

(d)            Seller shall use its best efforts to cause all Reseller and Affiliate Contracts provided to Buyer at Closing to be assigned to Buyer promptly after Closing.

(e)            Within thirty (30) days after Closing, Seller shall dissolve or change its legal name to a name that does not include the words "Superior Training Solutions," "STS" or any derivation thereof, and shall discontinue any use of the trade names "Superior Training Solutions" or "STS."

5.3            Buyer's Post-Closing Covenants. Buyer agrees that at such time as the Shares are held by non-affiliates of Buyer and are eligible for sale under Rule 144 under the Securities Act of 1933, as amended, it will, promptly following the delivery by Seller to Buyer or Buyer's transfer agent of the certificate representing the Shares, use its reasonable best efforts to deliver or cause to be delivered to Seller a certificate representing such shares that is free from all restrictive and other legends.

5.4            Public Announcements. Unless otherwise required by applicable law, no party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed).

5.5            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

5.6            Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI
 INDEMNIFICATION
6.1            Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

6.2            Indemnification By Seller and Selling Stockholders and Buyer and Buyer's assigns. Seller and the Selling Stockholders and Buyer and Buyer's assigns, severally and not jointly, shall defend, indemnify and hold harmless  the other party, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller or the Selling Stockholders and/or Buyer and Buyer's assigns contained in this Agreement or any document to be delivered hereunder; or

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Selling Stockholders or Buyer and Buyer's assigns pursuant to this Agreement or any document to be delivered hereunder.

6.3            Tax Treatment of Indemnification Payments. All indemnification payments made by  the parties under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

6.4            Effect of Investigation. The respective rights of the parties  to indemnification or other remedy based on the representations, warranties, covenants and agreements of  the parties contained herein will not be affected by any investigation conducted by Seller or Buyer with respect to, or any knowledge acquired by Seller or Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

6.5            Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.  Notwithstanding the foregoing, no claim for indemnification may be made more than twenty-four (24) months after the date of signing of this Agreement.

ARTICLE VII
 GENERAL PROVISIONS
The following general provisions shall apply to this Agreement.

7.1            Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.2            Notice. All notices required or permitted hereunder or under any related agreement or instrument (unless such related agreement or instrument otherwise provides) will be deemed delivered when delivered personally, mailed, by certified mail, return receipt requested, or registered mail, or sent by a nationally recognized overnight courier to the respective party at the following addresses or to such other address as each respective party may in writing hereafter designate, and it is the responsibility of the party changing its designation to give written notice to be effective not earlier than 30 days from the date of such notice.  The parties may also designate additional persons who may receive copies of notices, with the express understanding that actual notice must be upon the parties.

If to Seller or the Selling Stockholders:

Superior Training Solutions, Inc.
13501 Ranch Road 12, Ste 103
Wimberley, TX 78676

Gary Glisan
222 Winn Valley Dr
Wimberley, TX 78676

If to Buyer:
Lifeloc Technologies, Inc.
12441 West 49th Ave., Ste 4
Wheat Ridge, CO 80033

7.1            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.2            Entire Agreement; Amendment. This Agreement and the exhibits and other documents, agreements, and instruments related hereto set forth the entire agreement of the parties with respect to the subject matter hereof, supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, and may not be amended or modified except in writing subscribed to by all such parties. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the exhibits and schedules, the statements in the body of this Agreement will control.

7.3            No Third-party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4            Governing Law. This Agreement is entered into in the State of Colorado.  It will be performed within such state, and all issues arising hereunder shall be governed in all respects by the laws of such state, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

7.5            Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Colorado in each case located in the city and county of Denver, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

7.6            Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

7.7            Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.8            Severability. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement will remain in full force and effect.

7.9            Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have read and entered into this Agreement as of the date above written.

LIFELOC TECHNOLOGIES, INC.

By/s/ Barry R. Knott
Barry R. Knott, President

SUPERIOR TRAINING SOLUTIONS, INC.

By/s/ Gary Glisan
Gary Glisan, President

SELLING STOCKHOLDERS

/s/ Gary Glisan
Gary Glisan

/s/ J. Mac Allen
J. Mac Allen